Exhibit 99.1

LINDA FAYNE LEVINSON JOINS INGRAM MICRO BOARD OF DIRECTORS

SANTA ANA, Calif., August 19, 2004 – Ingram Micro Inc. (NYSE: IM) announced today that Linda Fayne Levinson, a senior advisor to venture capital firm GRP Partners, has been elected as the tenth member of the company’s board of directors. Levinson will serve on the board’s Audit Committee and Executive and Finance Committee.

      “Linda’s strong management background, as well as her first-hand experience as an investor, an entrepreneur and a corporate advisor, brings additional expertise to our board of directors,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “She understands the importance of driving value for shareholders and has served on numerous public-company boards for nearly 15 years. We look forward to her leadership. I’m proud to welcome her to the board.”

      As a partner at GRP Partners from 1997 through May 2004, Levinson nurtured early-stage investments in Internet, technology and financial services companies through periods of aggressive growth to profitability and, in several instances, through public offerings. She joined the firm after serving as the founder and president of Fayne Levinson Associates, a consulting firm specializing in strategy and organizational development. Previously, she was a senior executive at Creative Artists Agency, where she had a key role in the restructuring of MGM, and, as a partner at Wings Partners, she was part of the group that took Northwest Airlines private. She also was a senior vice president at American Express Travel Related Services, Inc., where she was general manager of its leisure travel agency and tour business. Levinson spent nine years at McKinsey & Company, where she was the first woman partner.

     Levinson has been a member of the board of directors for several public and private companies. She currently serves on the boards of NCR Corporation and Jacobs Engineering Group. At NCR, she is chairman of the Compensation Committee, and is a member of the Executive and Corporate Governance Committees. At Jacobs Engineering, she is chairman of the Corporate Governance Committee. In 2003, she was the presiding director at both Jacobs and NCR. Her prior public company board memberships include Genentech, Inc., Overture Services, Inc. (now a division of Yahoo!), Administaff, Inc., Lastminute.com, plc., Egghead Software, Inc. and Cybersource Corporation.

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     Levinson also sits on the board of trustees of Barnard College in New York City, where she earned a bachelor’s degree in Russian studies. She earned a master’s degree in Russian literature from Harvard University and a master’s degree in business administration from the Stern School at New York University. Levinson is a member of The Committee of 200, a professional organization of preeminent women entrepreneurs and corporate leaders.

About Ingram Micro Inc.
      As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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